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                                                                     EXHIBIT l.3

                   [LETTERHEAD OF CHRISTIAN & BARTON, L.L.P.]


                                 March 5, 2001


Nuveen Virginia Dividend Advantage
   Municipal Fund
333 West Wacker Drive
Chicago, Illinois 60606


     Re:  Nuveen Virginia Dividend Advantage Municipal Fund/
          Municipal Auction Rate Cumulative Preferred Shares
          --------------------------------------------------

Ladies and Gentlemen

     We have acted as special Virginia counsel for Nuveen Virginia Dividend Advantage Municipal Fund, a Massachusetts business Trust (the "Fund"), concerning a Registration Statement of the Fund on Form N-2 (Registration Nos. 333-55632 and 811-09469) with respect to Municipal Auction Rate Cumulative Preferred Shares of the Fund, as indicated in the Registration Statement. We hereby consent to the filing of this letter as an exhibit to such Registration Statement and to the reference to our firm under the captions "Virginia Tax Matters" in Appendix D to the Statement of Additional Information which is a part of such Registration Statement and "Legal Opinions" in the Prospectus which is also a part of such Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.


                                        Very truly yours,

                                        /s/ CHRISTIAN & BARTON, LLP